Joe's Reports 46% Increase in Operating Income on Net Sales of $24.7 Million for Second Quarter 2011

LOS ANGELES, CA -- (Marketwire - July 11, 2011) - Joe's Jeans Inc. (the "Company") (NASDAQ: JOEZ) today announced financial results for the second quarter ended May 31, 2011. Highlights were:

--  Second quarter net sales declined 5% to $24.7 million;

--  Overall gross margins improved to 47% from 44% in the prior year comparative period; and

--  Operating income increased 46% to $1.7 million for the second quarter of fiscal 2011.

For the second quarter ended May 31, 2011, overall net sales were $24.7 million compared to $25.9 million from the prior year comparative period, or a 5% decrease. Our overall gross profit was flat at $11.5 million in both periods. Overall gross margins were 47% compared to 44% in the prior year comparative period and operating expenses were $9.8 million compared to $10.4 million in the prior year comparative period. We generated operating income of $1.7 million compared to $1.2 million in the prior year comparative period and earnings per share of $0.01 in both periods.

Wholesale

Net sales for our wholesale segment in the second quarter of fiscal 2011 decreased to $20.2 million compared to $22.9 million in the second quarter of fiscal 2010. Within our wholesale business, our men's sales channel experienced growth, while our women's and international sales channels decreased from the prior year comparative quarter. Marc Crossman, President and Chief Executive Officer, commented, "As we said last quarter, we made some mid-stream changes to our Spring line which allowed us to see some areas of improvement." Crossman continued, "We continue to believe our Fall and Holiday 2011 lines, with innovative fabric and fashion forward details, will resonate well with our customers and bring about a shift in our women's domestic department store performance." Gross margins for our wholesale segment were 43% compared to 42% largely as a result of higher gross margins from our international business and our collection items. Wholesale operating expense declined by $950,000 to $2.9 million from $3.8 million. This decline is attributable to reduced sample costs, a decrease in our distribution expenses and lower commissions. Our wholesale operating income was slightly down to $5.7 million in the second quarter of fiscal 2011 compared to $5.8 million in the prior year comparative period.

Retail

Net sales from our retail segment in the second quarter of fiscal 2011 increased 52% to $4.5 million compared to $3.0 million in the prior year comparative period. The growth in retail sales was driven by revenue contribution from growing our store base from 13 to 20 in the comparative periods. Gross margins for our retail segment were 65% compared to 64% in the respective comparative periods. Our overall retail gross margins increased as a result of less promotional activity at our retail stores. Retail operating expense increased as a result of additional store payroll and rent costs associated with operating 20 retail stores compared to 13 in the prior year period and pre-opening costs associated with opening two new stores during the quarter. Our retail operating income improved to $143,000 compared to $125,000 a year ago.

Corporate and Other

For the second quarter of fiscal 2011, our corporate and other expenses were $4.2 million compared to $4.8 million a year ago. Corporate and other expenses decreased due to lower payroll expenses and professional fees and better distribution expense controls. However, these declines were partially offset by an increase in print and other advertising fees we incurred to support and promote awareness of Joe's®.

The Company will host a conference call on Monday, July 11, 2011 at 4:30 p.m. Eastern Time with the Company's Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the second quarter ended May 31, 2011.

To access the live call, please dial (866) 271-0675 (U.S.) or (617) 213-8892 (International). The conference ID number and participant passcode is 19194243 and is entitled the "Q2 2011 Joe's Jeans Inc. Earnings Conference Call." The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 7:30 p.m. Eastern Time on July 11, 2011 until 11:59 p.m. Eastern Time on July 18, 2011 by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (international) and using the conference passcode 53884828. In addition, the conference call will be archived for two weeks on the Company's website at www.joesjeans.com.

                    JOE'S JEANS INC. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands, except per share data)

                                                      Three months ended
                                                  -------------------------
                                                  May 31, 2011 May 31, 2010
                                                  ------------ ------------
                                                         (unaudited)
Net sales                                         $     24,701 $     25,893
Cost of goods sold                                      13,180       14,392
                                                  ------------ ------------
  Gross profit                                          11,521       11,501

Operating expenses
  Selling, general and administrative                    9,545       10,182
  Depreciation and amortization                            291          168
                                                  ------------ ------------
                                                         9,836       10,350
                                                  ------------ ------------
Operating income                                         1,685        1,151
  Interest expense                                         129          125
                                                  ------------ ------------
Income before provision for taxes                        1,556        1,026
  Income taxes                                             805          494
                                                  ------------ ------------
Net income                                        $        751 $        532
                                                  ============ ============

Earnings per common share - basic                 $       0.01 $       0.01
                                                  ============ ============

Earnings per common share - diluted               $       0.01 $       0.01
                                                  ============ ============

Weighted average shares outstanding
  Basic                                                 63,784       62,385
  Diluted                                               64,572       64,543

The following table sets forth certain segment information for the three months ended May 31, 2011 and 2010, respectively:

                    JOE'S JEANS INC. AND SUBSIDIARIES
                              Segment Results
                              (in thousands)

                                                     Three months ended
                                                --------------------------
                                                May 31, 2011  May 31, 2010
                                                ------------  ------------
                                                        (unaudited)
Net sales:
  Wholesale                                     $     20,187  $     22,920
  Retail                                               4,514         2,973
                                                ------------  ------------
                                                $     24,701  $     25,893
                                                ------------  ------------

Gross Profit:
  Wholesale                                     $      8,575  $      9,599
  Retail                                               2,946         1,902
                                                ------------  ------------
                                                $     11,521  $     11,501
                                                ============  ============

Operating income (loss):
  Wholesale                                     $      5,709  $      5,783
  Retail                                                 143           125
  Corporate and other                                 (4,167)       (4,757)
                                                ------------  ------------
                                                $      1,685  $      1,151
                                                ============  ============

About Joe's Jeans Inc.

Joe's Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe's® brand and related trademarks. More information is available at the Company website at www.joesjeans.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words "intend," "believe," "estimate," "project," "expect" or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company's financial performance; the highly competitive nature of the Company's business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company's ability to respond to the business environment and fashion trends; continued acceptance of the Joe's® brand in the marketplace; successful implementation of any growth or strategic plans, including changes and new product offerings; effective inventory management; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company's other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Joe's Jeans Inc.
Hamish Sandhu
323-837-3700 x 304